AMENDMENT NO. 2
TO
BURLINGTON RESOURCES INC.
1994 RESTRICTED STOCK EXCHANGE PLAN

The Burlington Resources Inc. 1994 Restricted Stock Exchange Plan (the “Plan”) is hereby amended as follows:
1.    Section 2.1(f) of the Plan is amended, effective as of the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among Burlington Resources Inc., ConocoPhillips and Cello Acquisition Corp., to read as follows:

“(f)  Common Stock. The common stock, par value $.01 per share, of the Company or such other classes of shares or other securities as may be applicable pursuant to the provisions of Section 4.2 (except as otherwise provided in Section 4.3).”

2.    Article IV of the Plan is amended, effective as of the Effective Time, by adding the following new Section 4.3:

“4.3 Conversion to ConocoPhillips Phantom Shares. At the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among the Company, ConocoPhillips and Cello Acquisition Corp., each Phantom Share shall be converted in accordance with said Agreement and Plan of Merger into a phantom share of common stock of ConocoPhillips, and thereafter the term “Common Stock” or “Common Stock of the Company” for purposes of this Plan shall mean common stock of ConocoPhillips.”

3.    Section 7.10 is amended, effective as of January 1, 2005, to read as follows:

“7.10  Termination and Amendment. Subject to Section 7.14, the Board or the Committee may from time to time amend, suspend or terminate the Plan in whole or in part; provided, however, no such action shall be allowed to impair the right of a Participant to receive payment with respect to Phantom Shares (or a Memorandum Account) that have vested as of such date without the consent of such Participant. Upon termination of the Plan, the Committee may provide for the immediate payment of all Phantom Shares (or Memorandum Accounts, as the case may be), notwithstanding that the Participants have not terminated employment. Subject to Section 7.14, the Committee may amend the Plan, without Board approval, to ensure that the Company may obtain any regulatory approval or to accomplish any other reasonable purpose, provided that the amendments do not materially increase the cost of the Plan to the Company and its Subsidiaries, and do not substantially alter the level of benefits under the Plan. If the Plan is suspended or terminated, the Committee may reinstate any or all of its provisions.”

4.    Article VII is amended, effective as of January 1, 2005, by adding the following new Section 7.14:

“7.14  Preservation of Grandfathering under IRC Section 409A. It is intended that the benefits under this Plan qualify under the grandfather provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder so that such benefits are not subject to said Section 409A. No amendment shall be made to this Plan that would cause the loss of such grandfather protection.”